Exhibit 10.56

December 1, 2020
Holly L. May
******
******

Dear Holly:

We are thrilled that you are considering joining Abercrombie & Fitch (A&F), and we are pleased to extend the following offer of employment:

Position	Senior Vice President & Chief Human Resources Officer, reporting to Fran Horowitz, Chief Executive Officer

Start Date	To be determined

Base Salary	$600,000 annually; paid bi-weekly. Your annual salary will be reviewed again in March 2022.

IC Bonus Program
You will be eligible to participate in A&F’s Designated Officer Annual Incentive Compensation (IC) Program beginning in Fiscal Year 2021, at a target payout level of 75% of your annual base salary and a maximum payout of 150% of your annual base salary. If you begin employment with us after the start of Fiscal 2021, your IC eligibility for 2021 may be pro-rated based on your start date.

IC for you and other Designated Officers will be based on annual Company financial results, and if earned will typically be paid in March following the conclusion of the prior Fiscal Year, subject to participants’ being actively employed on the payout date. (Please note that the Designated Officer Annual IC Program is subject to change each year in the discretion of the Compensation Committee of the A&F Board of Directors (the “Compensation Committee”)).

Sign-On Bonus
Upon your commencement of employment, A&F will provide you a one-time sign-on bonus of $250,000. This sign-on bonus (less applicable taxes and other withholdings) will be made along with your first regular paycheck. In order to obtain this payment, you will be required to sign an agreement to repay the sign-on bonus in full if you resign or are terminated for gross misconduct within twenty-four (24) months of your start date.

Inducement Equity Grant: Restricted Stock Units (RSUs)
Subject to approval of the Compensation Committee and to the terms and conditions of the grant, you will receive an inducement equity grant with an approximate value of $500,000, in the form of A&F Restricted Stock Units (RSUs). The actual number of RSUs granted will be based on the closing share price on the date of the grant, which will occur (subject to Compensation Committee approval) at the next regularly scheduled meeting of the Compensation Committee following your start date or as soon as practicable thereafter. Upon vesting, one RSU converts to one share of A&F stock. Subject to continued employment with A&F, these RSUs will vest ratably over the next three years.

2021 Annual Equity Grant
Subject to satisfactory performance and continued employment, the Company will recommend to the Compensation Committee that an annual equity grant with an approximate value of $600,000 be awarded to you as part of A&F’s Fiscal Year 2021 annual equity grant process. The vesting schedule, types of awards, and other terms and conditions will be consistent with grants made during the 2021 annual grant process to other Designated Officers.

Relocation
A&F will provide you with the following relocation assistance benefits:
•Temporary housing and storage of goods for up to 90 days
•Reasonable and customary movement of household goods and up to two vehicles
•Rental car until primary vehicle arrives, if applicable (typically 14 days)
•Final flight to Columbus (plus reimbursement for up to two additional bags)
•Reimbursement of reasonable and customary closing costs toward the purchase of your new primary residence in Central Ohio (up to $30,000).

Relocation assistance benefits are subject to the following terms and conditions:
•All relocation assistance benefits must be used within one year of your start date
•Any taxable relocation assistance benefits will be “grossed up” to offset Federal and State taxes
•If you wish to have A&F pay for or reimburse you for your relocation assistance benefits, you must sign an agreement to repay those benefits in full if you resign or are terminated for gross misconduct within twenty-four (24) months of your start date

Executive Severance Agreement (ESA)	In consideration of (and as a condition of) this offer of employment and your continued employment following hire, you agree to enter into an Executive Severance Agreement (ESA) in the form attached as Exhibit A to this offer letter. The ESA includes severance protection and other benefits for you, as well as protections for the company such as non-competition and non-solicitation provisions.

Benefits	You will be eligible to participate in various A&F benefit programs as set forth in this letter and other relevant documents. All benefit programs are subject to change in accordance with A&F’s policies and procedures.

A&F Qualified Savings	As of the first of the following month of your start date, you will be eligible to participate in the Abercrombie & Fitch Co. Savings and Retirement Plan. As a participant in this plan, you will be eligible to defer up to 50% of your base salary and bonus payouts, up to the IRS maximum annual deferral limit ($19,500 for 2021), subject to the IRS annual compensation limit ($290,000 for 2021). After one year of employment, the first 5% of your base salary and bonus payouts that you defer into this plan will be matched by A&F at 100%. Company matching contributions and earnings are always 100% vested.

A&F Non-Qualified Savings Plan	After 30 days of employment, you will be eligible to participate in the Abercrombie & Fitch Co. Non-Qualified Savings Plan. This plan allows you to defer up to 75% of your base salary each year, and up to 75% of your Bonus payouts.

Healthcare Coverage	After one month of employment, you will be eligible to participate in our Healthcare Benefit plans. For 2021, the associate contribution for these benefits is as follows:

	Medical/Dental	Vision
Single Coverage	$ 48.00 bi-weekly	$ 1.95 bi-weekly
Single (+) Spouse	$ 173.00 bi-weekly	$ 3.71 bi-weekly
Single (+) Child(ren)	$ 119.00 bi-weekly	$ 3.90 bi-weekly
Family Coverage	$ 200.00 bi-weekly	$ 5.74 bi-weekly

Life & Disability Insurance	After one month of employment, you will automatically be enrolled in A&F’s Life & Disability Insurance plans.

Flexible Spending Account (FSA)	After one month of employment, you will be eligible to participate in A&F’s Flexible Spending Account (FSA) plan. FSAs allow you to save money by paying for certain healthcare expenses with pre-tax dollars via automatic payroll deductions.

Associate Assistance Program (AAP)	After one month of employment, you will automatically be enrolled in A&F’s Associate Assistance Program (AAP). The AAP gives you or any covered dependents access to free and confidential psychological, financial, and legal counseling through our AAP provider. Up to 8 free visits, per specific issue, are available through the AAP.

A&F Gym	Effective upon hire, you will be eligible to join the A&F Gym, our state of the art 8,000 square foot on-site fitness facility. The cost of membership can be paid via automatic payroll deduction after you enroll.

Merchandise Discount	You will receive a discount of 40% on qualifying purchases at all Abercrombie & Fitch and abercrombie kids stores. You will also receive a discount of 30% on qualifying purchases at all Hollister Co. stores. (Please note that this benefit is subject to the terms of the Associate Discount Policy as set forth in our Associate Handbook.)

Paid Time Off (PTO) /Holidays	You will be eligible for 33 paid time off (PTO) days per fiscal year. PTO will be pro-rated during the first year based on your start date. Unused PTO days do not carry over into subsequent fiscal years. A&F also grants 8 paid holidays to all home office associates annually.

Additional A&F Perks
In addition to benefits listed above, you will be eligible for the following A&F perks:
•Volunteer Day
•Extended Summer Hours
•On-Site Café
•Stock Purchase Plan

Please see the Home Office Associate Handbook or your HR Business Partner for more information on these programs.

Background/Reference Inquiry and Work Authorization	This offer of employment is contingent on successful completion of background and reference checks, and on successful demonstration of your authorization to work in the United States. Please complete the enclosed Fair Credit Reporting Act Disclosure and Authorization Form (attached as Exhibit B) and return it along with your signed copy of this employment offer letter.

This offer, if accepted, is for employment with the Company that is at-will, and nothing in this offer letter is to be construed as altering that at-will status or promising employment for a definite term.

Holly, we look forward to working with you and are convinced that you will be an outstanding addition to the A&F team. To indicate your acceptance of this offer, please sign below and return this letter to me.

Sincerely,

/s/ Fran Horowitz
Fran Horowitz
Chief Executive Officer

I represent that I am not subject to any restriction, covenant or limitation with any prior employer which could prevent me from working for Abercrombie & Fitch in the capacity described in this offer letter. I further represent that to the extent I am subject to an agreement that allows me to work for Abercrombie & Fitch, but that forbids me to solicit employees of another company or to share another company's confidential information, I agree that I will not breach any such agreement while employed by Abercrombie & Fitch.

/s/ Holly L. May	December 1, 2020
Holly L. May	Date

AGREEMENT TO REPAY SIGN-ON BONUS AND AUTHORIZATION TO WITHHOLD WAGES

I, Holly L. May, hereby acknowledge the following payment to me by Abercrombie & Fitch (“the Company”), to be paid with my first regular paycheck after my start date with the Company:

•A sign-on bonus in the amount of $250,000 (less applicable taxes and other withholdings)

I understand and agree that I will repay the Company in full for the entire amount of the sign-on bonus if I resign my employment with the Company within twenty-four (24) months of my start date, or if I am terminated for committing a major violation of Company policy, for gross neglect of duties, or for willful misconduct within twenty-four (24) months of my start date.

I understand that at any time during my employment with the Company, my job title or responsibilities may be changed, and that any such change to my job title or responsibilities does not alter or affect my obligation to repay the Company for the entire amount of the sign-on bonus as required by this Agreement.

In the event that I resign my employment with the Company within twenty-four (24) months of my start date, or I am terminated for committing a major violation of Company policy, for gross neglect of duties, or for willful misconduct within twenty-four (24) months of my start date, I authorize and agree that the full amount of the sign-on bonus shall become immediately due and payable to the Company or a third party as designated by the Company. I further authorize the Company to deduct from any wages, salary or other benefits or monies otherwise owed to me any such sum necessary to repay the sign-on bonus incurred by the Company, to the extent that such deductions are permitted by law. I understand and agree that I will be responsible and obligated to repay to the Company, within thirty (30) days, any remaining portion of the sign-on bonus that is not repaid through the deductions provided for in this Agreement. Regardless of the reason, should my employment with the Company never commence, the sign-on bonus will be immediately due and payable by me.

I understand that this Agreement will be governed and interpreted by the laws of Ohio. I hereby consent to jurisdiction over this Agreement in the Court of Common Pleas, Franklin County, Ohio or any other jurisdiction in which the Company has the right to bring suit and I expressly waive any right to obtain jurisdiction over this Agreement elsewhere.

Signature:	/s/ Holly L. May
Name:	Holly L. May
Date:	December 1, 2020

Approved by:	/s/ Fran Horowitz
Name:	Fran Horowitz
Chief Executive Officer
Abercrombie & Fitch Co.

AGREEMENT TO REPAY RELOCATION EXPENSES AND AUTHORIZATION TO WITHHOLD WAGES

I, Holly L. May, hereby authorize and request that Abercrombie & Fitch (“the Company”) incur expenses on my behalf to relocate my personal possessions and goods (“relocation expenses”). I authorize the Company to choose the relocation method and service provider to be used in the relocation of my personal possessions and goods.

Relocation expenses include:
•Temporary housing and storage of goods for up to 90 days
•Reasonable and customary movement of household goods and up to two vehicles
•Rental car until primary vehicle arrives, if applicable (typically 14 days)
•Final flight to Columbus (plus reimbursement for up to two additional bags)
•Reimbursement of reasonable and customary closing costs toward the purchase of your new primary residence in Central Ohio (up to $30,000)
•Any additional relocation expenses as approved by the Company

I understand and agree that I will repay the Company in full for the entire amount of the relocation expenses incurred by the Company if I resign my employment with the Company within twenty-four (24) months of my start date, or if I am terminated for committing a major violation of Company policy, for gross neglect of duties, or for willful misconduct within twenty-four (24) months of my start date.

I understand that at any time during my employment with the Company, my job title or responsibilities may be changed, and that any such change to my job title or responsibilities does not alter or affect my obligation to repay the Company for the entire amount of the relocation expenses incurred by the Company as required by this Agreement.

In the event that I resign my employment with the Company within twenty-four (24) months from my start date, or I am terminated for committing a major violation of Company policy, for gross neglect of duties, or for willful misconduct within twenty-four (24) months of my start date, I authorize and agree that the full amount of the relocation expenses paid by the Company on my behalf shall become immediately due and payable to the Company or a third party as designated by the Company. I further authorize the Company to deduct from any wages, salary or other benefits or monies otherwise owed to me any such sum necessary to repay the relocation expenses incurred by the Company, to the extent that such deductions are permitted by law. I understand and agree that I will be responsible and obligated to repay to the Company, within thirty (30) days, any remaining portion of the relocation expenses that are not repaid through the deductions provided for in this Agreement. Regardless of the reason, should my employment with the Company never commence, the relocation expenses incurred on my behalf by the Company will be immediately due and payable by me.

I understand that this Agreement will be governed and interpreted by the laws of Ohio. I hereby consent to jurisdiction over this Agreement in the Court of Common Pleas, Franklin County, Ohio or any other jurisdiction in which the Company has the right to bring suit and I expressly waive any right to obtain jurisdiction over this Agreement elsewhere.

Signature:	/s/ Holly L. May
Name:	Holly L. May
Date:	December 1, 2020

Approved by:	/s/ Fran Horowitz
Name:	Fran Horowitz
Chief Executive Officer
Abercrombie & Fitch Co.

EXHIBIT A

AGREEMENT

This AGREEMENT (this "Agreement"), is entered into between Abercrombie & Fitch Management Co., a Delaware corporation (the "Company"), and Holly L. May (the "Executive") as of the execution date by the Company below (the "Effective Date").

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms under which the Executive may be entitled to severance benefits from the Company upon the occurrence of certain events during the Term of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Executive hereby agree as follows:

1. Term of Agreement; Termination of Employment

(a) Term. The term of this Agreement shall be from the Effective Date and for a period of two years thereafter (the “Original Term”); provided, that, this Agreement shall be automatically extended, subject to earlier termination as provided herein, for successive additional one year periods (each, an “Additional Term”), on the second anniversary of the Effective Date and each subsequent anniversary thereof unless, at least 90 days before the date on which an Additional Term otherwise would automatically begin, the Company or the Executive notifies the other in writing that the Term (as defined below) shall not be extended by any Additional Terms thereafter. Notwithstanding the foregoing, if a Change of Control (as defined below) occurs during the Original Term or an Additional Term, the term of this Agreement shall extend until the later of the Original Term or an Additional Term or the 18-month anniversary of such Change of Control (such extension, together with the Original Term or any Additional Terms, the “Term”).

(b) At-Will Nature of Employment. The Executive acknowledges and agrees that the Executive's employment with the Company is and shall remain "at-will" and the Executive's employment with the Company may be terminated at any time and for any reason (or no reason) by the Company, with or without notice, or the Executive, subject to the terms of this Agreement. During the period of the Executive's employment with the Company, the Executive shall perform such duties and fulfill such responsibilities as reasonably requested by the Company from time to time commensurate with the Executive's position with the Company.

(c) Termination of Employment by the Company. During the Term, the Company may terminate the Executive's employment at any time with or without Cause (as defined below) pursuant to the Notice of Termination provision below.

(d) Termination of Employment by the Executive. During the Term, the Executive may terminate employment with the Company with or without Good Reason (as defined below) by delivering to the Company, not less than thirty (30) days prior to the Termination Date, a written notice of termination; provided, that, if such termination of employment is by the Executive with Good Reason, such notice shall state in reasonable detail the facts and circumstances that constitute Good Reason. This provision does not change the at-will nature of Executive's employment, and the Company may end Executive's employment, pursuant to Executive's notice, prior to the expiration of the thirty (30) days' notice.

(e) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive shall be communicated by a written Notice of Termination addressed to the Executive or the Company, as applicable. A “Notice of Termination” shall mean a notice stating that the Executive's employment with the Company has been or will be terminated and the specific provisions of this Section 1 under which such termination is being effected.

(f) Termination Date. Subject to Section 4(a) hereof, “Termination Date” as used in this Agreement shall mean in the case of the Executive's death or Disability (as defined below), the date of death or Disability, or in all other cases of termination by the Company or the Executive, the date specified in writing by the Company or the Executive as the Termination Date in accordance with Section 1(e).

2. Compensation Upon Certain Terminations by the Company.

(a) Termination Without Cause, or for Good Reason. If the Executive's employment is terminated during the Term (i) by the Company without Cause (other than as a result of the Executive’s death or Disability), or (ii) by the Executive for Good Reason, in each case, other than during the COC Protection Period (as defined below), the Company shall (A) pay to the Executive any portion of Executive’s accrued but unpaid base salary earned through the Termination Date; (B) pay to the Executive any annual bonus that was earned by the Executive for the fiscal year immediately preceding the fiscal year in which the Termination Date occurs, to the extent not already paid; (C) reimburse the Executive for any and all amounts advanced in connection with Executive’s employment with the Company for reasonable and necessary expenses incurred by Executive through the Termination Date in accordance with the Company’s policies and procedures on reimbursement of expenses; (D) pay to the Executive any earned vacation pay not theretofore used or paid in accordance with the Company’s policy for payment of earned and unused vacation time; and (E) provide to the Executive all other accrued but unpaid payments and benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company (excluding any severance plan or policy of the Company) (collectively, the "Accrued Compensation"). In addition, provided that the Executive executes a release of claims in a form acceptable to the Company (a “Release”), returns such Release to the Company by no later than 45 days following the Termination Date (the “Release Deadline”) and does not revoke such Release prior to the expiration of the applicable revocation period (the date on which such Release becomes effective, the “Release Effective Date”), then subject to the further provisions of Sections 3, 4, and 6 below, the Company shall have the following obligations with respect to the Executive (or the Executive’s estate, if applicable), subject to applicable taxes and withholdings:

(1)The Company will continue to pay the Executive’s Base Salary (as defined below) during the period beginning on the Executive’s Termination Date and continuing for eighteen months thereafter (“Salary Continuation”). This Salary Continuation payment shall be paid in bi-weekly installments, consistent with the Company’s payroll practices. Subject to Sections 4(c) and 4(d) hereof, the first such payment shall be made on the first payroll date following the Release Effective Date, such payment to include all payments that would have otherwise been payable between the Termination Date and the date of such payment.

(2)The Company will pay to the Executive, at such time as those executives who are actively employed with the Company would receive payments under the Company’s short-term cash bonus plan in which the Executive was eligible to participate immediately prior to the Termination Date (but in no event later than the 15th day of the third month of the fiscal year following the fiscal year in which the Termination Date occurred), a pro-rated amount of the Executive’s bonus under such plan, based on the actual performance during the applicable period, determined in accordance with the terms of the Plan and subject to the approval of the Compensation and Organization Committee of the Board of Directors. The pro-rated amount shall be calculated using a fraction where the numerator is the number of days from the beginning of the applicable bonus period through the Termination Date and the denominator is the total number of days in the applicable bonus period.

(3)Subject to the Executive's timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), during the period in which Salary Continuation is in effect, the Company shall reimburse the Executive for 100% of the monthly premium costs of COBRA coverage, less applicable withholding taxes on such reimbursement; provided, however, that the Company's obligation to provide such benefits shall cease upon the earlier of (i) the Executive's becoming eligible for such benefits as the result of employment with another employer and (ii) the expiration of the Executive's right to continue such medical and dental benefits under applicable law (such as COBRA); provided, further, that notwithstanding the foregoing, the Company shall not be obligated to provide the continuation coverage contemplated by this Section 2(a)(3) if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

(b) Termination for Cause, without Good Reason, or Death. If the Executive's employment is terminated during the Term by the Company for Cause, by the Executive without Good Reason or by reason of the Executive's death, the Company shall provide the Executive (or the Executive’s estate, if applicable) with only the Accrued Compensation.

(c) Termination due to Disability. If the Executive's employment is terminated by the Company by reason of the Executive's Disability, the Company shall have the following obligations with respect to the Executive (or the Executive’s estate, if applicable): (i) the Company shall provide the Executive with the Accrued Compensation; and (ii) the Executive shall be entitled to receive any disability benefits available under the Company's Long-Term Disability Plan (if any). For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs the Executive's ability to substantially perform the Executive's duties with the Company or its subsidiaries for a period of at least six (6) months in any twelve (12)-month calendar period as determined in accordance with the Company's long-term disability plan or, in the absence of such plan, as determined by the Company's Board of Directors (the “Board”).

(d) Change of Control. If the Executive’s employment is terminated during the Term (i) by the Company other than for Cause, or due to the Executive’s death or Disability or (ii) by the Executive for Good Reason, in each case, during the three months prior to, and the eighteen months following, a Change of Control (such period, the “COC Protection Period”), then the Company shall provide the Executive with the Accrued Compensation and, subject to the Executive executing a Release, returning such Release to the Company by no later than the Release Deadline, and not revoking such Release prior to the expiration of the applicable revocation period, and subject to the further provisions of Sections 2(j), 3, 4 and 6 below, the Company shall have the following obligations with respect to the Executive (or the Executive’s estate, if applicable), subject to applicable taxes and withholdings:

(1)The Company will pay the Executive an amount equal to eighteen months of the Executive's Base Salary in effect on the Termination Date. Subject to Sections 4(c) and 4(d) hereof, such amount shall be payable in a lump sum on the sixtieth (60th) day following the Termination Date, except to the extent that such amount becomes payable on account of a termination that occurs during the three month period preceding a Change of Control. To that extent, the amount shall be paid at the time described in Section 2(a)(1) to the extent necessary to avoid the imposition of tax penalties under Section 409A of the Code.

(2)The Company will pay Executive an amount equal to 1.5 times the Executive's Target Bonus. Subject to Sections 4(c) and 4(d) hereof, such amount shall be payable in a lump sum on the sixtieth (60th) day following the Termination Date.

(3)Subject to the Executive's timely election of continuation coverage under COBRA for a period of eighteen months following the Termination Date, the Company shall reimburse the Executive for 100% of the monthly premium costs of COBRA coverage, less applicable withholding taxes on such reimbursement; provided, however, that the Company's obligation to provide such benefits shall cease upon the earlier of (i) the Executive's becoming eligible for such benefits as the result of employment with another employer and (ii) the expiration of the Executive's right to continue such medical and dental benefits under applicable law (such as COBRA); provided, further, that notwithstanding the foregoing, the Company shall not be obligated to provide the continuation coverage contemplated by this Section 2(d)(3) if it would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

(e) Definitions.

(1)Base Salary. For the purpose of this Agreement, “Base Salary” shall mean the Executive’s annual rate of base salary as in effect on the applicable date; provided, however, that if the Executive’s employment with the Company is being terminated by the Executive for Good Reason as a result of a reduction in the Executive’s Base Salary, then “Base Salary” shall, for purposes of the definition of “Good Reason” and Section 3 of this Agreement, constitute the Executive’s Base Salary as in effect prior to such reduction.

(2)Cause. For purposes of this Agreement, "Cause" shall mean: (i) the Executive’s conviction of, or entrance of a plea of guilty or nolo contendere to, a felony under federal or state law; (ii) fraudulent conduct by the Executive in connection with the business affairs of the Company; (iii) the Executive’s willful refusal to materially perform the Executive’s duties hereunder; (iv) the Executive’s willful misconduct which has, or would have if generally known, a materially adverse effect on the business or reputation of the company; or (v) the Executive’s material breach of a covenant, representation, warranty or obligation of the Executive to the Company. With respect to the circumstances in subsections (iii), (iv), and (v), above, such circumstances will only constitute “Cause” once the Company has provided the Executive written notice and the Executive has failed to cure such issue within 30 days. No act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

(3)Change of Control. For purposes of this Agreement, "Change of Control" shall have the same meaning as such term is defined in the Company’s 2016 Long-Term Incentive Plan for Associates; provided, however, that for purposes of this Agreement, such definition shall only apply to the extent that the event that constitutes such a “Change of Control” also constitutes a “change in ownership or control” as such term is defined in Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance issued thereunder (“Section 409A of the Code”).

(4)Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s written consent: (i) a reduction in the Executive’s Base Salary or Target Bonus as in effect from time to time; (ii) a material reduction (including as a result of any co-sharing of responsibilities arrangement) of the Executive’s authority, responsibilities, or duties, (iii) a requirement that the Executive be based at a location in excess of 50 miles from the location of its principal executive office as of the date of this Agreement; (iv) the Company fails to obtain the written assumption of its obligations to the Executive under this Agreement by a successor no later than the consummation of a Change of Control; (v) a material breach by the Company of its obligations to the Executive under this Agreement; or (vi) in anticipation or contemplation of or following a Change of Control, as defined above, a material adverse change in the Executive’s reporting structure; which in each of the circumstances described above, is not remedied by the Company within 30 days of receipt of written notice by the Executive to the Company; so long as the Executive provides such written notice to the Company no later than 90 days following the first date the event giving rise to a claim of Good Reason exists;

(5)Target Bonus. “Target Bonus” shall mean the percentage of the Executive’s Base Salary equal to the Executive’s short-term cash bonus opportunity under the terms of the applicable short-term cash bonus program in which the Executive is entitled to participate in respect of the fiscal year of the Company in which the Termination Date occurs (if any); provided, however, that if the Executive’s employment with the Company is terminated by the Executive for Good Reason as a result of a reduction in the Executive’s Target Bonus, then “Target Bonus” shall mean the Executive’s Target Bonus as in effect immediately prior to such reduction.

(f) Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 2 by seeking other employment or otherwise and no such payment or benefit shall be eliminated, offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment, except as provided in Section 2(a)(3) or Section 2(d)(3).

(g) Resignation from Office. The Executive's termination of employment with the Company for any reason shall be deemed to automatically remove the Executive, without further action, from any and all offices held by the Executive with the Company or its affiliates. The Executive shall execute such additional documents as requested by the Company from time to time to evidence the foregoing.

(h) Exclusivity. This Agreement is intended to provide severance payments and/or benefits only under the circumstances expressly enumerated under Section 2 hereof. Unless otherwise determined by the Company in its sole discretion, in the event of a termination of the Executive's employment with the Company for any reason (or no reason) or at any time other than as expressly contemplated by Section 2 hereof, the Executive shall not be entitled to receive any severance payments and/or benefits or other further compensation from the Company hereunder whatsoever, except for the Accrued Compensation and any other rights or benefits to which the Executive is otherwise entitled pursuant to the requirements of applicable law. Except as otherwise expressly provided in this Section 2, all of the Executive's rights to salary, bonuses, fringe benefits and other compensation hereunder (if any) which accrue or become payable after the Termination Date will cease upon the Termination Date.

(i) Set-Off. The Executive agrees that, to the extent permitted by applicable law, the Company may deduct from and set-off against any amounts otherwise payable to the Executive under this Agreement such amounts as may be owed by the Executive to the Company. The Executive shall remain liable for any part of the Executive’s payment obligation not satisfied through such deduction and setoff.

(j) Exclusive Remedies. The Executive agrees and acknowledges that the payments and benefits set forth in this Section 2 shall be the only payments and benefits to which the Executive is entitled from the Company in connection with the termination of the Executive’s employment with the Company, and that neither the Company nor its subsidiaries shall have any liability to the Executive or the Executive’s estate, whether under this Agreement or otherwise, in connection with the termination of the Executive’s employment.

3. Limitations on Certain Payments. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement or otherwise would be an “excess parachute payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits identified in the second to last sentence of this Section 3 to be paid or provided will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an excess parachute payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to the Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). Whether requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by a certified accounting firm that is independent from the Company. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 3, the Company will reduce the Executive’s payments and/or benefits, to the extent required, in the following order: (a) the payments due under Section 2(d)(3) (beginning with the payment farthest out in time that would otherwise be paid); (b) the payments due under Section 2(d)(1) (beginning with the payment farthest out in time that would otherwise be paid); (c) the payment due under Section 2(d)(2). The assessment of whether or not such payments or benefits constitute or would include excess parachute payments shall take into account a reasonable compensation analysis of the value of services provided or to be provided by the Executive, including any agreement by the Executive (if applicable) to refrain from performing services pursuant to a covenant not to compete or similar covenant applicable to you that may then be in effect.

4. Section 409A of the Code; Withholding.

(a)This Agreement is intended to avoid the imposition of taxes and/or penalties under Section 409A of the Code. The parties agree that this Agreement shall at all times be interpreted, construed and operated in a manner to avoid the imposition of taxes and/or penalties under with Section 409A of the Code. To the extent required for compliance with Section 409A of the Code, all references to a termination of employment and separation from service shall mean “separation from service” as defined in Section 409A of the Code, and the date of such “separation from service” shall be referred to as the “Termination Date”.

(b)All reimbursements provided under this Agreement shall comply with Section 409A of the Code and shall be subject to the following requirement: (i) the amount of expenses eligible for reimbursement, during the Executive’s taxable year may not affect the expenses eligible for reimbursement to be provided in another taxable year; and (ii) the reimbursement of an eligible expense must be made by December 31 following the taxable year in which the expense was incurred. The right to reimbursement is not subject to liquidation or exchange for another benefit.

(c)Notwithstanding anything in this Agreement to the contrary, for purposes of the period specified in this Agreement relating to the timing of the Executive’s execution of the Release as a condition of the Company’s obligation to provide any severance payments or benefits, if such period would begin in one taxable year and end in a second taxable year, any payment otherwise due to the Executive upon execution of the Release shall be made in the second taxable year and without regard to when the Release was executed or became irrevocable.

(d)If the Executive is a “specified employee” (as defined under Section 409A of the Code) on the Executive’s Termination Date, to the extent that any amount payable under this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code (and is not otherwise excepted from Section 409A of the Code coverage by virtue of being considered “separation pay” or a “short term deferral” or otherwise) and is payable to Executive based upon a separation from service, such amount shall not be paid until the first day following the six (6) month anniversary of the Executive’s Termination Date or the Executive’s death, if earlier.

(e)To the maximum extent permitted under Section 409A of the Code, the payments and benefits under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treasury Regulation §1.409A-1(b)(9)(iii). Any right to a series of installment payments shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code.

(f)All amounts due and payable under this Agreement shall be paid less all amounts required to be withheld by law, including all applicable federal, state and local withholding taxes and deductions.

5. Indemnification. The Company shall indemnify, defend, and hold the Executive harmless to the maximum extent permitted by law and the Company by-laws against all judgments, fines, amounts paid in settlement and all reasonable expenses, including attorneys’ fees incurred by the Executive, in connection with the defense of or as a result of any action or proceeding (or any appeal from any action or proceeding) in which the Executive is made or is threatened to be made a party by reason of the fact that the Executive is or was an officer or director of the Company. Subject to the terms of the Company’s director and officer indemnification policies then in effect, the Company acknowledges that the Executive will be covered and insured up to the full limits provided by all directors’ and officers’ insurance which the Company then maintains to indemnify its directors and officers.

6. Executive Covenants.

(a)For the purposes of this Section 6, the term “Company” shall include Abercrombie & Fitch Management Co. and all of its subsidiaries, parent companies and affiliates thereof

(b)Non-Disclosure and Non-Use. The Executive shall not, during the Term and at all times thereafter, without the written authorization of the Chief Executive Officer (“CEO”) of the Company or such other executive governing body as may exist in lieu of the CEO, (hereinafter referred to as the “Executive Approval”), use (except for the benefit of the Company) any Confidential and Trade Secret Information relating to the Company. The Executive shall hold in strictest confidence and shall not, without the Executive Approval, disclose to anyone, other than directors, officers, employees and counsel of the Company in furtherance of the business of the Company, any Confidential and Trade Secret Information relating to the Company. For purposes of this Agreement, “Confidential and Trade Secret Information” includes: the general or specific nature of any concept in development, the business plan or development schedule of any concept, vendor, merchant or customer lists or other processes, know-how, designs, formulas, methods, software, improvements, technology, new products, marketing and selling plans, business plans, development schedules, budgets and unpublished financial statements, licenses, prices and costs, suppliers, and information regarding the skills, compensation or duties of employees, independent contractors or consultants of the Company and any other information about the Company that is proprietary or confidential. Notwithstanding the foregoing, nothing herein shall prevent the Executive from disclosing Confidential and Trade Secret Information to the extent required by law or by any court or regulatory authority having actual or apparent authority to require such disclosure or in connection with any litigation or arbitration involving this Agreement.

The restrictions set forth in this Section 6(b) shall not apply to information that is or becomes generally available to the public or known within the Company’s trade or industry (other than as a result of its wrongful disclosure by the Executive), or information received on a non-confidential basis from sources other than the Company who are not in violation of a confidentiality agreement with the Company.

The Executive further represents and agrees that, during the Term and at all times thereafter, the Executive is obligated to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding trading shares and/or exercising options related to the Company's stock. The Executive acknowledges that the Company has not provided opinions or legal advice regarding the Executive’s obligations in this respect and that it is the Executive's responsibility to seek independent legal advice with respect to any stock or option transaction.

(c)Non-Disparagement and Cooperation. Neither the Executive nor any officer, director of the Company, nor any other spokesperson authorized as a spokesperson by any officer or director of the Company, shall, during the Term or at any time thereafter, intentionally state or otherwise publish anything about the other party which would adversely affect the reputation, image or business relationships and goodwill of the other party in the market and community at large. During the Term and at all times thereafter, the Executive shall fully cooperate with the Company in defense of legal claims asserted against the Company and other matters requiring the testimony or input and knowledge of the Executive. If at any time the Executive should be required to cooperate with the Company pursuant to this Section 6(c), the Company agrees to promptly reimburse the Executive for reasonable documented costs and expenses incurred as a result thereof. The Executive agrees that, during the Term and at all times thereafter, the Executive will not speak or communicate with any party or representative of any party, who is known to the Executive to be either adverse to the Company in litigation or administrative proceedings or to have threatened to commence litigation or administrative proceedings against the Company, with respect to the pending or threatened legal action, unless the Executive receives the written consent of the Company to do so, or is otherwise compelled by law to do so, and then only after advance notice to the Company. Nothing herein shall prevent the Executive from pursuing any claim in connection with enforcing or defending the Executive’s rights or obligations under this Agreement, or engaging in any activity as set forth in Section 14 of this Agreement.

(d)Non-Competition. For the period of Executive’s employment with the Company and its subsidiaries and for twelve (12) months following Executive’s Termination Date with the Company and its subsidiaries for any reason (the “Non-Competition Period”), Executive shall not, directly or indirectly, without the Executive Approval, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any entity listed on Appendix A attached to this Agreement, or any of their current or future divisions, subsidiaries or affiliates (whether majority or minority owned), even if said division, subsidiary or affiliate becomes unrelated to the entity on Appendix A at some future date, or any other entity engaged in a business that is competitive with the Company in any part of the world in which the Company conducts business or is actively preparing or considering conducting business (“Competing Entity”); provided, however, that the “beneficial ownership” by the Executive, either individually or by a “group” in which the Executive is a member (as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of less than 2% of the voting stock of any publicly held corporation shall not be a violation of this Section 6(d). The Executive acknowledges and agrees that any consideration that the Executive received in respect of any non-competition covenant in favor of the Company or its subsidiaries entered into prior to the date hereof shall be incorporated herein as consideration for the promises set forth in this Section 6(d) and that the provisions contained in this Section 6(d) shall supersede any prior non-competition covenants between the Executive and the Company or its subsidiaries.

(e)Non-Solicitation. For the period of Executive’s employment with the Company and its subsidiaries and for twenty-four (24) months following Executive’s Termination Date with the Company and its subsidiaries for any reason (“Non-Solicitation Period”), the Executive shall not, either directly or indirectly, alone or in conjunction with another party, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company with any person who at any time was a customer or supplier of the Company or otherwise had a business relationship with the Company. During the Non-Solicitation Period, the Executive shall not hire, solicit for hire, aid in or facilitate the hire, or cause to be hired, either as an employee, contractor or consultant, any person who is currently employed, or was employed at any time during the six-month period prior thereto, as an employee, contractor or consultant of the Company. The Executive acknowledges and agrees that any consideration that the Executive received for in respect of any non-solicitation covenant in favor of the Company or its subsidiaries entered into prior to the date hereof shall be incorporated herein as consideration for the promises set forth in this Section 6(e) and that the provisions contained in this

Section 6(e) shall supersede any prior non-solicitation covenants between the Executive and the Company or its subsidiaries.

(f)Confidentiality of this Agreement. Unless this Agreement is required to be publicly disclosed under applicable U.S. securities laws, the Executive agrees that, during the Term and at all times thereafter, the Executive shall not speak about, write about, or otherwise publicize or disclose to any third party the terms of this Agreement or any fact concerning its negotiation, execution or implementation, except with (i) an attorney, accountant, or other advisor engaged by the Executive; (ii) the Internal Revenue Service or other governmental agency upon proper request; or (iii) the Executive’s immediate family; provided, that all such persons agree in advance to keep said information confidential and not to disclose it to others. This Section 6(f) shall not prohibit Executive from disclosing the terms of this Section 6 to a prospective employer.

(g)Remedies. The Executive agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages. The terms of this Section 6(g) shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the confidentiality provisions and the covenants not to compete and solicit contained in this Section 6 are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. The parties agree that the prevailing party shall be entitled to all costs and expenses, including reasonable attorneys' fees and costs, in addition to any other remedies to which either may be entitled at law or in equity in connection with the enforcement of the covenants set forth in this Section 6. Should a court with jurisdiction determine, however, that all or any portion of the covenants set forth in this Section 6 is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants or portion thereof should be interpreted and enforced to the maximum extent that such court deems reasonable. In the event of any violation of the provisions of this Section 6, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 6 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination of employment restriction period shall be tolled during any period of such violation. In the event of a material violation by the Executive of this Section 6, any severance being paid to the Executive pursuant to Section 2 of this Agreement or otherwise shall immediately cease, and the aggregate gross amount of any severance previously paid to the Executive shall be immediately repaid to the Company.

(h)The provisions of this Section 6 shall survive any termination of this Agreement and any termination of the Executive’s employment, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 6.

7. Successors and Assigns.

(a)This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “the Company” as used herein shall include any such successors and assigns to the Company's business and/or assets. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(b)Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, the Executive's beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

8. Arbitration. Except with respect to the remedies set forth in Section 6(g) hereof, any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement or its termination shall be settled and determined by a single arbitrator whose award shall be accepted as final and binding upon the parties. The American Arbitration Association, under its Employment Arbitration Rules, shall administer the binding arbitration. The arbitration shall take place in Columbus, Ohio. The Company and the Executive each waive any right to a jury trial or to a petition for stay in any action or proceeding of any kind arising out of or relating to this Agreement or its termination and agree that the arbitrator shall have the authority to award costs and attorney fees to the prevailing party.

9. Effect on Prior Agreements. Except as otherwise set forth herein, this Agreement supersedes all provisions in prior agreements, either express or implied, between the parties hereto, with respect to post-termination payments and/or benefits; provided, that, this Agreement shall not supersede the Company’s 2005, 2007 or 2016 Long-Term Incentive Plans (or any other applicable equity plan) or any applicable award agreements evidencing equity-based incentive awards thereunder (the “Equity Documents”), and any rights of the Executive with respect to equity-based incentive awards hereunder shall be in addition to, and not in lieu of, any rights pursuant to the Equity Documents. No provisions of this Agreement shall supersede or nullify the clawback provisions in the Equity Documents or any of the applicable Company incentive compensation plans.

10. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:

To the Executive:
To Executive's last home address as listed in the books and records of the Company.

To the Company:
Abercrombie & Fitch Management Co.
6301 Fitch Path
New Albany, Ohio 43054
Attn: General Counsel

11. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to the conflict of law principles thereof. Except as provided in Section 8, any actions or proceedings instituted under this Agreement with respect to any matters arising under or related to this Agreement shall be brought and tried only in the Court of Common Please, Franklin County, Ohio.

13. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14. Protected Rights. Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award from a Government Agency for information provided to any Government Agency.

IN WITNESS WHEREOF, the undersigned has hereto set her hand this 1st day of December, 2020.

/s/ Holly L. May
Holly L. May

IN WITNESS WHEREOF, the undersigned has hereto set his/her hand this 1st day of December, 2020.

/s/ Fran Horowitz
Fran Horowitz
Chief Executive Officer
Abercrombie & Fitch Co.

Appendix A to EXHIBIT A

(all current and future (as described in Section 6(d) of the Agreement) subsidiaries, divisions and affiliates of the entities below)

American Eagle Outfitters, Inc.	Gap, Inc.
J. Crew Group, Inc.	Pacific Sunwear of California, Inc.
Urban Outfitters, Inc.	Aeropostale, Inc.
Polo Ralph Lauren Corporation	Ascena Retail Group
Lululemon Athletica, Inc.	Levi Strauss & Co.
L Brands (formerly known as Limited Brands, including, without limitation, Victoria’s Secret, Pink, Bath & Body Works, La Senza and Henri Bendel)	Express, Inc.
Nike, Inc.	Under Armour, Inc.
Amazon.com, Inc.

EXHIBIT B

FAIR CREDIT REPORTING ACT DISCLOSURE AND AUTHORIZATION

Abercrombie & Fitch Management Co. (“Abercrombie & Fitch”), when making a decision whether to offer you employment, when deciding whether to continue your employment (if you are hired), and when making other employment-related decisions directly affecting you, may wish to obtain and use a “consumer report” from a “consumer reporting agency” (“CRA”). These terms are defined in the Fair Credit Reporting Act (“FCRA”), which applies to you. As either an applicant for employment or an employee of Abercrombie & Fitch, you are a “consumer” with rights under the FCRA.

By signing below, you acknowledge receipt of the above disclosures regarding the FCRA and voluntarily authorize Abercrombie & Fitch to obtain “consumer reports” about you from a “consumer reporting agency” and to consider the “consumer reports” when making decisions regarding whether to offer you employment, when deciding whether to continue your employment (if you are hired), and when making other employment-related decisions regarding you. During any period while you may be employed by Abercrombie & Fitch, you hereby authorize Abercrombie & Fitch to make further like inquiries to a “consumer reporting agency” as Abercrombie & Fitch may from time to time deem necessary for employment purposes.

Name (signature)	/s/ Holly L. May

Last Name	May	First Name	Holly	Middle Initial	L

Date	December 1, 2020

Address	******
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Social Security #	******

Driver’s License #	******		State Where License Issued:		******

Month/Day/Year of Birth	******

Current Home Address:	******

Alias of Other Name(s) Used (if applicable):
******
Last Name	First Name	Middle Initial